UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2025

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39687	85-2749902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)

(908) 518-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	CMPO	NYSE
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On October 9, 2025, CompoSecure, Inc. (“CompoSecure” or the “Company”) announced the election of Ms. Mary Holt to serve as the Company’s Chief Financial Officer, effective as of the day immediately following the date on which the Company files its Quarterly Report on Form 10-Q for the third quarter of the 2025 fiscal year (the “Effective Date”), succeeding Mr. Tim Fitzsimmons in the role. As previously disclosed, Mr. Fitzsimmons will retire as the Company’s Chief Financial Officer as of the Effective Date.

Ms. Holt, 52, served as Senior Vice President, Finance Operations, Utilities & Power SBG of Warren Equity Partners, a private equity firm, from October 2024 until October 2025. Previously, she served for over 17 years at Honeywell International, Inc., a multinational conglomerate, in roles of increasing responsibility, including most recently as Vice President, Business Analysis & Planning from January 2023 to July 2024, Chief Financial Officer, Productivity Solutions & Services from May 2020 to December 2022, and Chief Financial Officer, Corporate Entities and Functions, from November 2018 to May 2020. Ms. Holt holds a Master of Business Administration from the Fuqua School of Business at Duke University.

As Chief Financial Officer, Ms. Holt will receive an annual base salary of $500,000 and will be eligible for an annual target bonus equal to 75% of her base salary and an annual equity award in the form of restricted stock units (“RSUs”) with a target value of $1,250,000 in the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), with such RSUs vesting in equal installments on the third, fifth and seventh anniversaries of her employment commencement date. In addition, in connection with her hire, Ms. Holt will receive a one-time sign-on award in the form of options (“Options”) to purchase Company common stock with a grant date value of $500,000, with such Options vesting in equal installments on the first four anniversaries of her employment commencement date. Ms. Holt will also be eligible to participate in the Company’s executive severance plan (described below) following her execution of a participation agreement, under which she will be eligible to receive certain payments and benefits upon a qualifying termination, subject to her execution and non-revocation of a general release of claims and compliance with restrictive covenants.

The foregoing description of Ms. Holt’s compensation is qualified by reference to the offer letter, by and between the Company and Ms. Holt, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Ms. Holt has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which she was selected as an officer of the Company or related person transactions between Ms. Holt and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Effective following her execution of a participation agreement, Ms. Holt will become the first participant in the Company’s executive severance plan for designated senior executives of the Company (the “Executive Severance Plan”). Under the Executive Severance Plan, subject to the execution of a participation agreement, participants will receive the following payments and benefits upon a termination by the Company without cause, subject to the participant’s execution and non-revocation of a general release of claims and compliance with applicable restrictive covenants: (i) a cash payment equal to the sum of 1x (2x in the case of the Chief Executive Officer) the participant’s (x) annual base salary and (y) annual target bonus, (ii) a lump-sum payment equal to the cost of the continued healthcare coverage for 12 months (24 months in the case of the Chief Executive Officer) and (iii) up to six months of outplacement services. The Company’s executive officers will remain eligible for their existing severance benefits under their employment agreements unless and until they execute a participation agreement under the Executive Severance Plan.

The foregoing description is qualified by reference to the Executive Severance Plan, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

On October 9, 2025, the Company issued a press release announcing the appointment of Ms. Holt, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated October 9, 2025, issued by CompoSecure, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMPOSECURE, INC.

Date: October 9, 2025	By:	/s/ Steven J. Feder
	Name:	Steven J. Feder
	Title:	General Counsel & Corporate Secretary